Exhibit 99.2
Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022
Operator

Good afternoon, and welcome to Shoals Technologies Group Third Quarter 2022 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.

Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, and CFO, Dominic Bardos.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2022, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, decreased demand for our products, policy and regulatory changes, industry conditions, current macroeconomic events, supply chain disruptions and availability and price of our components and materials.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's third quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Jason.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thank you very much, Mehgan, and good afternoon, everyone.
I’d like to start off by welcoming Shoals’ new CFO Dominic Bardos, who we are very excited to have on board. Dominic brings over 30 years of global finance and accounting experience across multiple industries, including automotive, retail, and industrial services. Prior to joining us, Dominic was the CFO of Holley, a publicly traded designer, marketer, and manufacturer of high-performance products for car and truck enthusiasts.
I would also like to thank Kevin Hubbard for the tremendous job he did as our interim CFO and his willingness to stay with us for an extended period, which gave us the time we needed to find the best fit for the CFO position. We are honored to have Kevin’s continued support as we transition leadership of our finance team to Dominic.
Now turning to our results for the quarter. I’ll start off by providing a snapshot of our Q3 performance, followed by an update on our core product lines, and then wrap up with an assessment of current business conditions in the U.S. solar market and how we see them benefiting our business. I’ll then turn it over to Dominic, who will provide an overview of our financial results.
Shoals had a phenomenal third quarter, delivering record revenue, gross profit and adjusted EBITDA. Revenue and gross profit grew 52% and 66% year over year, respectively.
Gross margin in the quarter was 39.7% compared to 36.4% in the prior-year period, driven primarily by a higher proportion of revenue from the Company’s

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

combine-as-you-go System Solutions which carry higher margins and increased leverage on fixed costs as a result of higher sales volumes.
Adjusted EBITDA in the quarter was $26.6 million, increasing both sequentially and year-over-year, even with the sustained investment in SG&A to support our growth initiatives.
Demand for our products continues to grow and we ended the third quarter with record backlog and awarded orders of $471.2 million, an increase of 74% year-over-year and 44% sequentially.
System Solutions revenue increased 80% while Components were up slightly relative to last year, consistent with our expectation. The growth in System Solutions revenues reflects continued strong demand for our combine-as-you-go system. System Solutions represented 77% of revenue versus 65% in the prior-year period. During the quarter we converted four additional EPCs and developers bringing the total number of BLA customers to 33 at the end of 3Q.
New products also contributed to revenue growth in the quarter with storage, wire management and EV solutions experiencing particularly strong demand. Earlier this month, we announced that Shoals had been awarded a 1-gigawatt contract to supply BLA and storage solutions on a project that will be one of the largest solar plus storage projects in the U.S. when complete. Deliveries for the project are underway and expected to continue throughout 2023.
We are continuing to ramp production to fulfill customer orders of our new wire management products. Relative to a year ago, the opportunity for wire management has increased more than five times.

We remain on track to complete the certification process for BLA 2.0 and high-capacity plug-n-play harnesses by the end of the year. Initial customer feedback from previewing both products at RE+ was very positive and we are excited to begin shipments once certification is complete. As we touched on last quarter, we expect these products to further accelerate our growth, as BLA 2.0 will have a higher average selling price per megawatt than our current product and the high-

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

capacity plug-n-play harness will allow us to serve a new and fast-growing application where we do not currently have an offering.
We also continued making progress in our international expansion. Our sales team is having a number of advanced conversations now that our products are fully qualified and we look forward to providing further updates in 2023.
Turning to our EV business, we made significant progress during the quarter, receiving certification to UL standards on our Phase 1 above ground eMobility Charging Solution, and completing our first deliveries of our full EV System Solutions. Importantly, margins on these sales are at or above our corporate average, as expected.
Our EV solutions have now been deployed in more than 15 states in the US. Based on customer experience from these deployments, we are now able to validate that our solution offers a 20 to 30% time and cost savings over traditional installation methods. Much like we have done in solar, we can leverage this data to establish the superior value proposition that our products offer and migrate customers from competitors’ products to ours.
We believe that the certification to UL standards and growing number of successful deployments of our solutions will result in broader adoption of our technology and create sales opportunities in public projects because our solution simplifies the permitting process for customers. Order growth for our EV solutions continues to exceed our expectations, particularly in the fleet and school bus segments.
and looking ahead, UL testing and certification of our drive-over raceway eMobility charging solutions is in progress and we expect to be completed by year-end.
Now turning now to solar market conditions. The two-year tariff exemption for Chinese panels, the recently passed Inflation Reduction Act and higher energy prices have given our customers and end-users the confidence to reinitiate previously delayed projects, make multi-year commitments to invest in solar generation and prioritize product availability and performance over price. As a result of the improving solar market conditions and our recent performance, we

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

are raising the low end of our 2022 outlook, which Dominic will discuss in further detail.
While we are still waiting on further guidance from the Treasury on certain aspects of the IRA, the bill provides many demand drivers for Shoals and the industry. First, as we discussed on our last call, we believe the increase and extension of the Investment Tax Credit, coupled with new incentives for storage and EVs, will accelerate demand for our products. While we still don’t know just how significant the effect on demand will be, initial reactions suggest that the IRA is the most significant piece of legislation for the solar industry to date.
In addition, the prevailing wage provision of the IRA is expected to compound wage pressure in the U.S. market, which further reinforces the value proposition of our combine-as-you-go system. From day one, we set out to create products that can be installed by anyone as a response to the disproportionately high cost of installing EBOS, which can be equal to or in excess of the cost of the product itself. In environments where labor is more expensive, our solutions are especially attractive, as they take less time to install and are installable by general labor. We anticipate the prevailing wage provision will provide a significant tailwind for years to come.
Finally, with the significant investments we have made this year, including the build out of our new facility and expansion of engineering, sales and HR headcount, we are confident we can meet accelerating demand and continue our strong growth trajectory.
I'll now turn it over to Dominic who will discuss our third quarter 2022 financial results.

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

Dominic Bardos, CFO, Shoals Technologies Group, Inc.

Thank you, Jason. I’m very excited to be here today and I look forward to working with you and the entire team at Shoals during our next chapter of growth.
Turning to the financials. For the third quarter, revenue grew 52% versus the prior-year period to $90.8 million, driven by a higher sales volume as a result of increased demand for solar EBOS generally and specifically our combine-as-you-go system solutions. Our third quarter revenue growth was also aided by the launch of our EV solutions.
System Solutions revenue increased 80% year-over year and Components revenue increased 1% compared to the prior-year period. System Solutions represented 77% of revenue versus 65% in the prior-year period.
Gross profit increased 66% to $36.0 million, compared to $21.8 million in the prior-year period. Gross profit as a percentage of net revenue grew 330 basis points to 39.7% compared to 36.4% in the prior-year period, driven primarily by increased revenue and a higher proportion of revenue from System Solutions.
Third quarter general and administrative expenses were $13.9 million, compared to $10.0 million during the same period in the prior year. This change was primarily a result of higher stock-based compensation, planned increased payroll due to higher headcount supporting our growth and product initiatives, and public company costs.
Adjusted EBITDA increased 57% to $26.6 million compared to $16.9 million for the prior-year period.
We are beginning to realize leverage on SG&A as planned, and during the quarter, adjusted EBITDA margin expanded more than 100 basis points year-over-year to 29.3%. As discussed earlier this year, we expected to gain leverage on operating expenses exiting the year, which we have now achieved one quarter ahead of schedule.
Adjusted net income grew 43% to $16.6 million in the third quarter compared to $11.6 million in the prior-year period. As always, we included a reconciliation of

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

non-GAAP measures of Adjusted EBITDA and Adjusted Net Income in our press release. Please refer to that for a bridge to our GAAP Net Income.
Moving to our balance sheet, having dug in to the numbers, we have opportunities to optimize working capital, particularly inventory and accounts receivable, in the coming quarters.
As of September 30, 2022, backlog and awarded were $471.2 million, representing a new record for the Company and an increase of 74% and 44% versus the same time last year and June 30, 2022, respectively. The growth in backlog and awarded orders reflects continued robust customer demand for Shoals’ products.
Turning to our full year outlook. Based on current market conditions and input from our customers and team, we are raising the low end of our previous outlook. We now expect 2022 revenue to be in the range of $310 million to $325 million, up 45% to 52% year-over-year. On the back of our strong third quarter results and expectation of continued leverage on operating expenses, we now expect adjusted EBITDA to be in the range of $80 million to $86 million, and adjusted net income to be in the range of $48 million to $53 million. As we move forward, we generally expect adjusted EBITDA margin will increase on a year-over-year basis, though the increase will not be linear due to the timing of spend and potential for mix to shift from quarter to quarter.
Now back to Jason for closing remarks.

Shoals Technologies Group, Inc.
3Q22 Earnings Conference Call Script
November 14, 2022

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thanks, Dominic.
I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continued support.
2022 is shaping up to be a huge year for Shoals despite the headwinds we confronted during the first half of the year. With strong demand for solar and EV, successful new product and sales initiatives and the tremendous strength of our core BLA product, I am incredibly optimistic about what we can achieve in the coming quarters.
And with that, thank you everyone, I appreciate your time today. We will now open the line for questions.